Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Adams Golf Announces Results for Second Quarter 2007
PLANO, TEXAS, August 8, 2007 – Adams Golf (OTCBB:ADGO) today reported net sales of $30.4 million for the second quarter ended June 30, 2007 as compared to $25.7 million in the second quarter of 2006, a gain of 18%. The Company reported net income of $2.5 million, or $0.10 per fully diluted share for the second quarter ended June 30, 2007, as compared to net income of $1.8 million, or $0.08 per fully diluted share for the comparable period of 2006.
“We are pleased with our continued sales and earnings growth,” stated Mr. Chip Brewer, CEO and President of Adams Golf. “We continue to invest in our leadership position in the hybrid iron set category, which we believe will grow significantly in the months and years ahead. Accordingly, we launched the Idea a3 hybrid iron sets and individual hybrids at the end of the second quarter, and are pleased with the initial customer feedback and sales results. Our individual hybrids have maintained the #1 hybrid count on the combined professional men’s tours (PGA, Champions and Nationwide) for the second quarter of 2007, according to results from the Darrell Survey. We have won the hybrid count at seven PGA Tour events since the beginning of the second quarter. Adams Golf staff players have also won the last four Champion’s Tour tournaments, including the U.S. Senior Open and the Senior British Open. We continue to invest in our brand, our overall organization, particularly our R&D group, and our positions on the competitive professional tours, as we believe these investments position us for continued growth.”
Adams Golf will host a conference call at 4:30 p.m. Eastern time on Thursday, August 9th, 2007, with Chip Brewer, CEO and President, and Eric Logan, Chief Financial Officer, to review Adams’ 2007 second quarter financial results. For telephone access to the conference call dial (800) 374-0113 or (706) 758-9607 for international calls, and request connection to the Adams Golf conference call. The conference ID # is 12670983.
This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to statements regarding our ability to continue manufacturing products that are commercially acceptable to consumers, statements which may imply past performance as an indicator of future trends, and statements using terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “continued” or “believe.” Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the following: risks relating to product development; risks that past performance may not be an accurate indicator of future trends; risks that products may not meet with approval and conform to governing body regulations; assembly difficulties; competing product introductions; patent infringement risks; uncertainty of the ability to protect intellectual property rights; market demand and acceptance of products; the impact of changing economic conditions; the success of our marketing strategy; our dependence on a limited number of customers and suppliers; business conditions in the golf industry; reliance on third parties, including suppliers; the actions of competitors, including pricing, advertising and product development risks concerning future technology; the management of sales channels and re-distribution; and one-time events and other factors detailed under “Risk Factors” in our Securities and Exchange Commission filings. These filings can be obtained by visiting the corporate governance section of our website at www.adamsgolf.com or by contacting Adams Golf Investor Relations at InvestorInfo@adamsgolf.com.
Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Adams Golf undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.
For more information, please contact:
Patty Walsh
Director, Investor Relations
Adams Golf
(972) 673-9595
pattywalsh@adamsgolf.com

ADAMS GOLF, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,806	$9,472
Trade receivables, net of allowance for doubtful accounts of $709 (unaudited) and $702 in 2007 and 2006, respectively	27,797	13,553
Inventories, net	25,189	24,651
Prepaid expenses	1,768	686
Other current assets	1,398	1,371

Total current assets	63,958	49,733

Property and equipment, net	755	719
Deferred tax asset – non current	4,052	4,052
Other assets, net	1,407	1,099

	$70,172	$55,603

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,607	$6,271
Accrued expenses	10,531	7,463

Total liabilities	21,138	13,734

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized 5,000,000 shares; none issued	—	—
Common stock, $.001 par value; authorized 50,000,000 shares; 25,526,647 and 24,895,226 shares issued and 24,418,051 and 23,958,606 shares outstanding at June 30, 2007 (unaudited) and December 31, 2006, respectively	26	25
Additional paid-in capital	91,160	90,630
Accumulated other comprehensive income	1,594	887
Accumulated deficit	(39,876)	(46,147)
Treasury stock, 1,108,596 and 936,627 common shares, at cost, at June 30, 2007 (unaudited) and December 31, 2006, respectively	(3,870)	(3,526)

Total stockholders’ equity	49,034	41,869

	$70,172	$55,603

ADAMS GOLF, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$30,403	$25,733	$58,211	$47,998

Cost of goods sold	17,101	14,563	32,714	26,377

Gross profit	13,302	11,170	25,497	21,621

Operating expenses:
Research and development expenses	818	627	1,629	1,237
Selling and marketing expenses	7,711	6,603	13,417	11,513
General and administrative expenses	2,194	2,169	4,108	3,841

Total operating expenses	10,723	9,399	19,154	16,591

Operating income	2,579	1,771	6,343	5,030

Other income (expense):
Interest income (expense), net	20	32	44	77
Other income (expense), net	(49)	(3)	(36)	44

Income before income taxes	2,550	1,800	6,351	5,151
Income tax expense	33	30	80	31

Net income	$2,517	$1,770	$6,271	$5,120

Net income per common share
— basic	$0.10	$0.08	$0.26	$0.22

— diluted	$0.08	$0.06	$0.20	$0.18